THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO THESE SECURITIES OR (2) THERE IS AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION, THAT AN EXEMPTION THEREFROM IS AVAILABLE (PROVIDED THAT NO SUCH OPINION OF COUNSEL SHALL BE REQUIRED FOR SALES PURSUANT TO RULE 144 UNDER THE ACT).

VGTEL, INC.

WARRANT

to Purchase Common Stock

THIS WARRANT IS TO CERTIFY THAT, Peter W. Shafran, his nominees, heirs, executors, successors and assigns (hereinafter collectively referred to as the “Holder"), is entitled to purchase from VGTel, Inc., a New York corporation (the "Company"), 1,000,000 shares of the Company's Common Stock, par value $0.0001 per share (the "Common Stock"), at the Exercise Price. Shafran has acquired this Warrant for Ten ($10.00) Dollars and other valuable consideration.

SECTION 1.

Certain Definitions.

As used in this Warrant, unless the context otherwise requires:

"Charter" shall mean the Certificate of Incorporation of the Company, as in effect from time to time.

"Exercise Price" shall mean $5,000.

"Holder" shall mean the Holder, as the initial holder of this Warrant, and his nominees, heirs, executors, successors and assigns, including any subsequent holder of this Warrant to whom it has been legally transferred.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Warrant" shall mean this Warrant and all additional or new warrants issued upon division or combination of, or in substitution for, this Warrant. All such additional or new warrants shall at all times be identical as to terms and conditions and date, except as to the number of shares of Warrant Stock for which they may be exercised.

"Warrant Stock" shall mean the shares of the Company's Common Stock that may be purchased by the holder of this Warrant upon the exercise of such Warrant.

SECTION 2.

Exercise of Warrant.

(a)

At any time after the date hereof but prior to June 30, 2015 (the "Expiration Date"), the Holder may at any time and from time to time exercise this Warrant, in whole but not in part.

(b)(i)

The Holder shall exercise this Warrant by means of delivering to the Company at its office identified in Section 14 hereof (i) a written notice of exercise, (ii) this Warrant and (iii) payment equal to the Exercise Price in accordance with Section 3(b)(ii). Such notice of exercise shall be in the Subscription Form set out at the end of this Warrant.

(ii)

Upon exercise of this Warrant, the Holder shall pay the Exercise Price to the Company either by cash, certified check or wire transfer. Alternatively, the Holder may pay the Exercise Price through a “broker-assisted cashless exercise.”

(c)

Upon exercise of this Warrant and delivery of the Subscription Form with proper payment relating thereto, the Company shall cause to be executed and delivered to the Holder a certificate or certificates representing the aggregate number of fully-paid and nonassessable shares of Warrant Stock issuable upon such exercise (the “Warrant Stock”).

(d)

The stock certificate or certificates for the Warrant Stock to be delivered in accordance with this Section 2 shall be in such denominations as may be specified in said notice of exercise and shall be registered in the name of the Holder or such other name or names as shall be designated in said notice. Such certificate or certificates shall be deemed to have been issued and the Holder or any other person so designated to be named therein shall be deemed to have become the holder of record of such shares, including to the extent permitted by law the right to vote such shares or to consent or to receive notice as shareholders, as of the time said notice is delivered to the Company as aforesaid.

(e)

The Company shall pay all expenses payable in connection with the preparation, issue and delivery of stock certificates under this Section 2.

(f)

All shares of Warrant Stock issuable upon the exercise of this Warrant in accordance with the terms hereof shall be validly issued, fully paid and nonassessable, and free from all liens and other encumbrances thereon, other than liens or other encumbrances created by the Holder.

(g)

In no event shall any fractional share of Warrant Stock of the Company be issued upon any exercise of this Warrant. If, upon any exercise of this Warrant, the Holder would, except as provided in this paragraph, be entitled to receive a fractional share of Warrant Stock, then the Company shall either (a) deliver in cash to such holder an amount equal to such fractional interest, or (b) issue a full share in lieu of such fractional share.

SECTION 3.

Effect of Certain Events.

(a)

Effect of Merger, Consolidation, Etc. At the option of the Holder, the sale, conveyance or disposition of all or substantially all of the assets of the Company, the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or the consolidation, merger or other business combination of the Company with or into any other Person (as defined below) or Persons when the Company is not the survivor, shall be treated pursuant to Section 1.6(b) hereof. “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

(b)

 Adjustment Due to Merger, Consolidation, Etc. If, at any time prior to the Expiration Date, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Company other than in connection with a plan of complete liquidation of the Company, then the Holder shall thereafter have the right to receive upon exercise of this Warrant, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon exercise, such stock, securities or assets which the Holder would have been entitled to receive in such transaction had the Warrant been exercised in full immediately prior to such transaction (without regard to any limitations on exercise set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including, without limitation, provisions for adjustment of the price and of the number of shares issuable upon exercise of the Warrant) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the exercise hereof. The Company shall not affect any transaction described in this Section 3.1(b) unless (a) it first gives, to the extent practicable, thirty (30) days prior written notice (but in any event at least fifteen (15) days prior written notice) of the record date of the special meeting of shareholders to approve, or if there is no such record date, the consummation of such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the Holder shall be entitled to exercise this Warrant) and (b) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligations of this Section 3.1(b). The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

(c)

 Adjustment Due to Distribution. If the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Company’s shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off) (a “Distribution”), then the Holder of this Warrant shall be entitled, upon any exercise of this Warrant after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Common Stock issuable upon such exercise had such Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

(d)

 Adjustment Due to Dilutive Issuance. If, the Company issues or sells, or in accordance with this Section 3.1(d) hereof is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) less than the Exercise Price in effect on the date of such issuance (or deemed issuance) of such shares of Common Stock (a “Dilutive Issuance”), then immediately upon the Dilutive Issuance, the Exercise Price will be reduced to the amount of the consideration per share received by the Company in such Dilutive Issuance. Notwithstanding anything else contained herein the ratchet rights contained in this section 3.1(d) shall only be at 50% coverage.

The Company shall be deemed to have issued or sold shares of Common Stock if the Company in any manner issues or grants any warrants, rights or options (not including employee stock option plans), whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities convertible into or exchangeable for Common Stock (“Convertible Securities”) (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as “Options”) and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Exercise Price then in effect, then the Exercise Price shall be equal to such price per share. For purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Options” is determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issuance or granting of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such Options, plus, in the case of Convertible Securities issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the exercise or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Options (assuming full exercise of Convertible Securities, if applicable). No further adjustment to the Exercise Price will be made upon the actual issuance of such Common Stock upon the exercise of such Options or upon the exercise or exchange of Convertible Securities issuable upon exercise of such Options.

Additionally, the Company shall be deemed to have issued or sold shares of Common Stock if the Company in any manner issues or sells any Convertible Securities, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options), and the price per share for which Common Stock is issuable upon such exercise or exchange is less than the Exercise Price then in effect, then the Exercise Price shall be equal to such price per share. For the purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon such exercise or exchange” is determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise or exchange of all such Convertible Securities. No further adjustment to the Exercise Price will be made upon the actual issuance of such Common Stock upon exercise or exchange of such Convertible Securities.

(e)

Purchase Rights. If, at any time when any Notes are issued and outstanding, the Company issues any convertible securities or rights to purchase stock, warrants, securities or other property (the “Purchase Rights”) pro rata to the record holders of any class of Common Stock, then the Holder of this Warrant will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(f)

Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Exercise Price as a result of the events described in this Section 3.1, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of the Holder, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Exercise Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon exercise of the Warrant.

SECTION 4.

Tag-Along Rights; Drag-Along Rights

SECTION 4.01. Tag-Along Rights.

(a) Subject to Sections 4.01(g) and 4.03, if any stockholder of the Company holding ten percent (10%) or more the Company’s securities (the “Tag-Along Seller”) proposes to Transfer more than ten percent (10%) of its Company Securities to any Third Party or Third Parties (a “Tag-Along Sale”),

(i) the Tag-Along Seller shall provide the Holder written notice of the terms and conditions of such proposed Transfer (“Tag-Along Notice”) and offer the Holder the opportunity to participate in such Transfer in accordance with this Section 4.01, and

(ii) the Holder may elect, at its option, to participate in the proposed Transfer in accordance with this Section 4.01 (thereby becoming and hereinafter referenced as, a “Tagging Person”).

The Tag-Along Notice shall identify the number and class of Company Securities proposed to be sold by the Tag-Along Seller and all other Company Securities subject to the offer (“Tag-Along Offer”), the consideration for which the Transfer is proposed to be made, and all other material terms and conditions of the Tag-Along Offer, including the form of the proposed agreement, if any, and a firm offer by the proposed Third Party transferee to purchase Company Securities from the Stockholders in accordance with this Section 4.01.

From the date of its receipt of the Tag-Along Notice, the Tagging Person shall have the right (a “Tag-Along Right”), exercisable by notice (“Tag-Along Response Notice”) given to the Tag-Along Seller within ten (10) Business Days after its receipt of the Tag-Along Notice (the “Tag-Along Notice Period”), to request and require that the Tag-Along Seller include in the proposed Transfer up to the number of Company Securities constituting its Tag-Along Portion of Company Securities and the Tag-Along Seller shall include the number of Company Securities proposed to be Transferred by the Tag-Along Seller as set forth in the Tag-Along Notice, reduced by the aggregate number of Company Securities to be sold by the Tagging Person. The Tag-Along Response Notice shall include wire transfer instructions for payment of the purchase price for the Company Securities to be sold in such Tag-Along Sale. The Tagging Person, having exercised its Tag-Along Rights hereunder shall deliver to the Tag-Along Seller, with its Tag-Along Response Notice, the certificate or certificates representing the Company Securities of such Tagging Person to be included in the Tag-Along Sale, together with a limited power-of-attorney authorizing the Tag-Along Seller to Transfer such Company Securities on the terms set forth in the Tag-Along Notice. Delivery of the Tag-Along Response Notice with such certificate or certificates and limited power-of-attorney shall constitute an irrevocable acceptance of the Tag-Along Offer by such Tagging Person.

If, at the end of a 120-day period after the Tag-Along Date (which 120-day period shall be extended if any of the transactions contemplated by the Tag-Along Offer are subject to regulatory approval until the expiration of five (5) Business Days after all such approvals have been received, but in no event later than 180 days following the Tag-Along Date by the Tag-Along Seller), the Tag-Along Seller has not completed the Transfer of all such Company Securities on substantially the same terms and conditions set forth in the Tag-Along Notice, the Tag-Along Seller shall (i) promptly return to the Tagging Person the limited power-of-attorney (and all copies thereof) together with all certificates representing the Company Securities that the Tagging Person delivered for Transfer pursuant to this Section 4.01(a) and any other documents in the possession of the Tag-Along Seller executed by the Tagging Person in connection with the proposed Tag-Along Sale, and (ii) not conduct any Transfer of Company Securities without again complying with this Section 4.01(a).

(b) Concurrently with the consummation of the Tag-Along Sale, the Tag-Along Seller shall (i) notify the Tagging Person thereof, (ii) remit or cause to be remitted to the Tagging Person the total consideration to be paid at the closing of the Tag-Along Sale for the Company Securities of the Tagging Person Transferred pursuant thereto, with the cash portion of the purchase price paid by wire transfer of immediately available funds in accordance with the wire transfer instructions in the applicable Tag-Along Response Notices and (iii) promptly after the consummation of such Tag-Along Sale, furnish such other evidence of the completion and the date of completion of such Transfer and the terms thereof as may be reasonably requested by the Tagging Person.

(c) If at the termination of the Tag-Along Notice Period the Holder shall not have elected to participate in the Tag-Along Sale, the Holder shall be deemed to have waived its rights under Section 4.01(a) with respect to, and only with respect to, the Transfer of its Company Securities pursuant to such Tag-Along Sale.

(d) If (i)  the Holder declines to exercise its Tag-Along Rights or (ii) the Tagging Person elects to exercise its Tag-Along Rights with respect to less than such Tagging Person’s Tag-Along Portion (the “Excess Portion”), the Tag-Along Seller shall notify the Tagging Person who desires to sell their Tag-Along Portion (but not less than such amount) (a “Fully Participating Tagging Person”) and the Tag-Along Seller and any Fully Participating Tagging Person shall be entitled to Transfer, pursuant to the Tag-Along Offer, in addition to any Company Securities already being Transferred, a number of Company Securities held by it equal to the product of (i) the Excess Portion and (ii) a fraction, the numerator of which is the Aggregate Ownership of Company Securities of the Tag-Along Seller or Fully Participating Tagging Person, as the case may be, and the denominator of which is equal to the sum of the Aggregate Ownership of Company Securities of the Tag-Along Seller and all Fully Participating Tagging Persons.

(e) The Tag-Along Seller shall Transfer, on behalf of itself and any Tagging Person, the Company Securities subject to the Tag-Along Offer and elected to be Transferred on the terms and conditions set forth in the Tag-Along Notice within 120 days (or such longer period as extended under Section 4.01(a)) of the date on which all Tag-Along Rights shall have been waived, exercised or expired (the “Tag-Along Date”).

(f) Notwithstanding anything to the contrary contained in this Section 4.01, there shall be no liability on the part of the Tag-Along Seller to the Tagging Person (other than the obligation to return any certificates evidencing Company Securities and limited powers- of-attorney received by the Tag-Along Seller) if the Transfer of Company Securities pursuant to Section 4.01 is not consummated for whatever reason. The decision to effect a Transfer of Company Securities pursuant to this Section 4.01 by the Tag-Along Seller is in the sole and absolute discretion of the Tag-Along Seller.

(g) The provisions of this Section 4.01 shall not apply to any Transfer of Company Securities: (i) to any Permitted Transferees of the Tag-Along Seller, or (ii) in a Drag-Along Sale for which the Drag-Along Seller shall have elected to exercise its rights under Section 4.02.

SECTION 4.02. Drag-Along Rights.

(a) Subject to Sections 4.02(g) and 4.03, if any stockholder of the Company holding ten percent (10%) or more the Company’s securities (the “Drag-Along Seller”) proposes to Transfer (not including, however, any pledge, encumbrance or hypothecation) any shares of any class of Company Securities that results in a Change of Control (i) to any Third Party or Parties or (ii) to any Person in connection with a bona fide reorganization or restructuring of the Company as determined by the Board so long as each Stockholder in the Company maintains their proportionate economic and voting interest in the capital stock (or equivalent securities) of the successor entity to the Company (the “Drag-Along Transferee”) in a single transaction or in a series of related transactions, and (any such Transfer, a “Drag-Along Sale”), the Drag-Along Seller may at its option require each Other Stockholder to Transfer the Drag-Along Portion of the class of Company Securities (“Drag-Along Rights”) then held by such Other Stockholder, and (subject to and at the closing of the Drag-Along Sale) to exercise such number of options for Common Shares held by such Other Stockholder as is required in order that a sufficient number of Common Shares are available to Transfer the relevant Drag-Along Portion of Company Securities held by each such Other Stockholder, (i) for the same consideration per share or unit of the relevant class of Company Securities, (ii) in cash, notes, and/or marketable securities, and (iii) otherwise on the same terms and conditions as the Drag-Along Seller; provided that any Other Stockholder that holds options the exercise price per share of which is greater than the per share price at which the Common Shares are to be Transferred to the Drag-Along Transferee, if required by the Drag-Along Seller to exercise such options, may, in place of such exercise, submit to irrevocable cancellation thereof without any liability for payment of any exercise price with respect thereto. If the Drag-Along Sale is not consummated with respect to any Common Shares acquired upon exercise of such options, or the Drag-Along Sale is not consummated, such options shall be deemed not to have been exercised or canceled, as applicable.

(b) The Drag-Along Seller shall provide notice of such Drag-Along Sale to the Other Stockholders (a “Drag-Along Sale Notice”) not later than twenty (20) Business Days prior to the proposed Drag-Along Sale. The Drag-Along Sale Notice shall identify the Drag-Along Transferee, the number of Company Securities subject to the Drag-Along Sale, the consideration for which a Transfer is proposed to be made (the “Drag-Along Sale Price”) and all other material terms and conditions of the Drag-Along Sale. The number of Company Securities to be sold by each Other Stockholder shall be the Drag-Along Portion of the class of Company Securities that such Other Stockholder owns. Each Other Stockholder shall be required to participate in the Drag-Along Sale on the terms and conditions as the Drag-Along Seller is participating as set forth in the Drag-Along Sale Notice and to tender the Drag-Along Portion of its Company Securities as set forth below. The price payable in such Transfer shall be the Drag-Along Sale Price. Not later than ten (10) Business Days after the date of the Drag-Along Sale Notice (the “Drag-Along Sale Notice Period”), each of the Other Stockholders shall deliver to a representative of the Drag-Along Seller designated in the Drag-Along Sale Notice the certificates and other applicable instruments representing the Company Securities of such Other Stockholder to be included in the Drag-Along Sale, together with a limited power-of-attorney authorizing the Drag-Along Seller or such representative to Transfer such Company Securities on the terms set forth in the Drag-Along Notice and wire transfer instructions for payment of the cash portion of the consideration to be received in such Drag-Along Sale, or, if such delivery is not permitted by applicable law, an unconditional agreement to deliver such Company Securities pursuant to this Section 4.02(b) at the closing for such Drag-Along Sale against delivery to such Other Stockholder of the consideration therefore. If an Other Stockholder should fail to deliver to the Drag-Along Seller the limited power-of-attorney referenced therein, then such Other Stockholder hereby grants hereunder to the Company and any representative designated by the Board without further action by such Other Stockholder a limited irrevocable power of attorney hereunder to effect such Drag-Along Sale on behalf of such Other Stockholder, which power of attorney shall be deemed to be coupled with an interest. If an Other Stockholder should fail to deliver such certificates to the Drag-Along Seller and the Drag-Along Sale is consummated, the Company shall cause the books and records of the Company to show that such Company Securities are bound by the provisions of this Section 4.02(b) and that such Company Securities shall be Transferred to the Drag-Along Transferee immediately upon surrender for Transfer by the holder thereof.

(c) The Drag-Along Seller shall have a period of 120 days from the date of receipt of the Drag-Along Sale Notice to consummate the Drag-Along Sale on the terms and conditions set forth in such Drag-Along Sale Notice, provided that, if such Drag-Along Sale is subject to regulatory approval, such 120-day period shall be extended until the expiration of five (5) Business Days after all such approvals have been received, but in no event later than 180 days following the date of receipt of the Drag-Along Sale Notice. If the Drag-Along Sale shall not have been consummated during such period, the Drag-Along Seller shall promptly return to each of the Other Stockholders any limited power-of-attorney (and all copies thereof) and all certificates and other applicable instruments representing Company Securities that such Other Stockholders delivered for Transfer pursuant hereto, together with any other documents in the possession of the Drag-Along Seller executed by the Other Stockholders in connection with such proposed Transfer, and all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to such Company Securities owned by the Other Stockholders shall again be in effect.

(d) Concurrently with the consummation of the Drag-Along Sale, the Drag-Along Seller shall give notice thereof to the Other Stockholders, shall remit or cause to be remitted to each of the Other Stockholders that have surrendered their certificates and other applicable instruments the total consideration to be paid at the closing of the Drag-Along Sale (the cash portion of which is to be paid by wire transfer of immediately available funds in accordance with such Other Stockholder’s wire transfer instructions) for the Company Securities Transferred pursuant hereto and shall furnish such other evidence of the completion and time of completion of such Transfer as may be reasonably requested by such Other Stockholders.

(e) Notwithstanding anything contained in this Section 4.02, there shall be no liability on the part of the Drag-Along Seller to the Other Stockholders (other than the obligation to return any limited power-of-attorney and the certificates and other applicable instruments representing Company Securities received by the Drag-Along Seller) if the Transfer of Company Securities pursuant to this Section 4.02 is not consummated for whatever reason, regardless of whether the Drag-Along Seller has delivered a Drag-Along Sale Notice. The decision to effect a Transfer of Company Securities pursuant to this Section 4.02 by the Drag-Along Seller is in the sole and absolute discretion of the Drag-Along Seller.

(f) A Drag-Along Sale may also be affected by a merger or other corporate transaction and each Stockholder agrees to vote his, her or its Company Securities that are entitled to vote or execute proxies or written consents, as the case may be, and to take all other actions necessary in order to approve the consummation of the Drag-Along Sale.

SECTION 4.03.  Notwithstanding anything contained in Sections 4.01 or 4.02, in connection with a Tag-Along Sale under Section 4.01 or a Drag-Along Sale under Section 4.02, upon the consummation of such Tag-Along Sale or Drag-Along Sale, the Holder will receive the same form and amount of consideration per share of Company Securities, or, if any Stockholders are given an option as to the form and amount of consideration to be received, the Holder will be given the same option.

SECTION 5.

Division and Combination.

This Warrant may be divided or combined with other Warrants upon presentation at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney.  The Holder shall pay all expenses in connection with the preparation, issue and delivery of Warrants under this Section 5.  The Company agrees to maintain at its aforesaid office books for the registration of the Warrants.

SECTION 6.

Reclassification, Etc.

In case of any reclassification or change of the outstanding Warrant Stock of the Company (other than as a result of a subdivision, combination or stock dividend), or in case of any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification or change of the outstanding Warrant Stock of the Company) at any time prior to the Expiration Date, then, as a condition of such reclassification, reorganization, change, consolidation or merger, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right prior to the Expiration Date to purchase, at a total price not to exceed that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable upon such reclassification, reorganization, change, consolidation or merger by a holder of the number of shares of Warrant Stock of the Company which might have been purchased by the Holder immediately prior to such reclassification, reorganization, change, consolidation or merger, and in any such case appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including provisions for the adjustment of the Exercise Price and of the number of shares purchasable upon exercise of this Warrant) shall thereafter be applicable in relation to any shares of stock and other securities and property thereafter deliverable upon exercise hereof.

SECTION 7.

Reservation and Authorization of Capital Stock.

The Company shall, at all times on and after the date hereof, reserve and keep available for issuance such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of all outstanding Warrants.

SECTION 8.

Rights of Shareholders.

Nothing contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the certificates representing the Warrant Stock shall have been issued, as provided herein.

SECTION 9.

Stock and Warrant Books.

The Company will not at any time, except upon dissolution, liquidation or winding up, close its stock books or warrant books so as to result in preventing or delaying the exercise of any Warrant.

SECTION 10. Limitation of Liability.

No provisions hereof, in the absence of affirmative action by the Holder to purchase Warrant Stock hereunder, shall give rise to any liability of the Holder to pay the Exercise Price or as a shareholder of the Company (whether such liability is asserted by the Company or creditors of the Company).

SECTION 11.  Transfer

This Warrant may be transferred only upon the written consent of the Company, which approval shall not be unreasonably withheld or delayed. Any Warrants issued upon the transfer of this Warrant shall be numbered and shall be registered in a Warrant Register as they are issued. The Company shall be entitled to treat the registered holder of any Warrant on the Warrant Register as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such Warrant on the part of any other person, and shall not be liable for any registration of transfer of Warrants that are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration or transfer, or with the knowledge of such facts that its participation therein amounts to bad faith. This Warrant shall be transferable only on the books of the Company upon delivery thereof duly endorsed by the Holder or by his duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, executor, administrator, guardian, or other legal representative, duly authenticated evidence of his or its authority shall be produced. Upon any registration of transfer, the Company shall deliver a new Warrant or Warrants to the person entitled thereto. This Warrant may be exchanged, at the option of the Holder thereof, for another Warrant, or other Warrants of different denominations, of like tenor and representing in the aggregate a like amount, upon surrender to the Company or its duly authorized agent. Notwithstanding the foregoing, the Company shall have no obligation to cause Warrants to be transferred on its books to any person if, in the opinion of counsel to the Company, such transfer does not comply with the provisions of the Securities Act and the rules and regulations thereunder.

SECTION 12.  Investment Representations; Restrictions on Warrant Stock.

Unless a current registration statement under the Securities Act shall be in effect with respect to the Warrant Stock to be issued upon exercise of this Warrant, the Holder, by accepting this Warrant, covenants and agrees that, at the time of exercise hereof, and at the time of any proposed transfer of Warrant Stock acquired upon exercise hereof, such Holder will deliver to the Company a written statement that the securities acquired by the Holder upon exercise hereof are for the account of the Holder or are being held by the Holder as trustee, investment manager, investment advisor or as any other fiduciary for the account of the beneficial owner or owners for investment and are not acquired with a view to, or for sale in connection with, any distribution thereof (or any portion thereof) and with no present intention (at any such time) of offering and distributing such securities (or any portion thereof).

SECTION 13.  Loss, Destruction of Warrant Certificates.

Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity and/or security satisfactory to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of shares of Warrant Stock.

SECTION 14.  Amendments.

The terms of this Warrant may be amended, and the observance of any term herein may be waived, but only with the written consent of the Company and the Holder.

SECTION 15.  Notices Generally.

Any notice, request, consent, other communication or delivery pursuant to the provisions hereof shall be in writing and shall be sent by one of the following means: (i) by registered or certified first class mail, postage prepaid, return receipt requested; (ii) by facsimile transmission or email, with confirmation of receipt; (iii) by overnight courier service; or (iv) by personal delivery, and shall be properly addressed to the Holder at the last known address, email address or facsimile number appearing on the books of the Company, or, except as herein otherwise expressly provided, to the Company at its principal executive office at VGTel, Inc., 400 Rella Boulevard, Suite 174, Suffern, NY 10901, Attention: Mr. Neil Fogel, Chief Financial Officer; with a copy to: Spencer G. Feldman, Esq., Olshan Frome Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, NY 10022 (fax: (212) 451-2222), or such other address, email address or facsimile number as shall have been furnished to the party giving or making such notice, demand or delivery.

SECTION 16.  Successors and Assigns.

This Warrant shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

SECTION 17.  Governing Law.

In all respects, including all matters of construction, validity and performance, this Warrant and the obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and performed in such State.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed in its name by its duly authorized officer.

Dated:

July 30, 2014

VGTel, Inc.

                   By: /s/ Neil Fogel

Neil Fogel

Chief Financial Officer

SUBSCRIPTION FORM

(to be executed only upon exercise of Warrant)

To:

VGTel, Inc.

400 Rella Boulevard, Suite 174

Suffern, New York 10901

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects to purchase ________ shares of the Warrant Stock covered by such Warrant and herewith makes payment of $5,000, representing the full purchase price for such shares.

Dated: ____________________

Name:_____________________________________________

Signature___________________________________________

Address:___________________________________________

__________________________________________________